EXHIBIT 99.1

Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2018 Results

•	Revenues: $2.58 billion

•	Diluted Earnings per Share: $0.96

•	Non-GAAP Diluted Earnings per Share: $1.14

•	Net Bookings: $4.6 billion (book-to-bill ratio of 1.8)

RESTON, Va., October 25, 2018 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the third quarter of fiscal year 2018.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Revenue growth, robust bookings, and the record backlog position achieved during the third quarter demonstrate a continued build of our growth trajectory. We were successful in translating this growth into value for our shareholders through higher levels of profits and cash. We will continue to deploy excess cash in a thoughtful and disciplined manner."
Summary Results
Revenues for the quarter were $2.58 billion, compared to $2.50 billion in the prior year quarter, reflecting a 2.9% increase.
Operating income for the quarter was $203 million, compared to $151 million in the prior year quarter. Operating income margin increased to 7.9% from 6.0% in the prior year quarter, primarily due to decreases in amortization of intangible assets and integration and restructuring costs. Non-GAAP operating income margin for the quarter was 10.2%, same as in the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.96, compared to $0.53 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.14, compared to $0.95 in the prior year quarter. The weighted average diluted share count for the quarter was 153 million compared to 154 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,249 million increased by $48 million, or 4.0%, compared to the prior year quarter. The revenue increase was primarily attributable to ramp up of volumes from new programs, partially offset by the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 7.0%, compared to 6.7% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 8.4%, same as in the prior year quarter.
Civil
Civil revenues for the quarter of $882 million increased by $44 million, or 5.3%, compared to the prior year quarter. The revenue increase was primarily due to ramp up of volumes from new programs, a net increase in program volumes and higher net profit write-ups in the current year quarter, partially offset by the completion of certain contracts.
Civil operating income margin for the quarter was 10.5%, compared to 6.0% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 13.3%, compared to 11.2% in the prior year quarter, primarily attributable to higher net profit write-ups in the current year quarter.

Health
Health revenues for the quarter of $444 million decreased by $20 million, or 4.3%, compared to the prior year quarter. The revenue decrease was primarily attributable to the completion of certain contracts and a lower level of commercial health revenues, partially offset by a net increase in program volumes.
Health operating income margin for the quarter was 11.7%, compared to 13.6% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 14.2%, compared to 16.4% in the prior year quarter, primarily attributable to the completion of certain contracts.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $371 million compared to $267 million in the prior year quarter. The increase was primarily due to proceeds received from the termination of interest rate swaps and lower payments for taxes and integration and restructuring costs.
Net cash provided by investing activities for the quarter was $15 million compared to $19 million net cash used in investing activities in the prior year quarter. The increase in cash inflows was primarily due to receipt of proceeds from settlement of a promissory note.
Net cash used in financing activities for the quarter was $134 million compared to $174 million in the prior year quarter. The decrease was primarily due to lower debt payments, partially offset by higher stock repurchases.
As of September 28, 2018, the Company had $515 million in cash and cash equivalents and $3.0 billion of debt.
New Business Awards
Net bookings totaled $4.6 billion in the quarter, representing a book-to-bill ratio of 1.8.
Notable recent awards received include:

•
Air Force: The Company was awarded a prime contract by the U.S. Airforce Sustainment Center to provide single-point integration services for F-16 fighter jet avionics shops. Under the contract, Leidos will be an independent non-manufacturing product support integrator for the Air Force’s F-16 avionics shops that perform maintenance on the electronics of the fighter aircraft. Additional services provided include the sustainment and procurement of test program set system hardware and software and management of automated test equipment components and support equipment for the F-16. The single award, indefinite delivery/indefinite quantity contract has a three-year base period, two one-year option periods and a total award ceiling of $620 million, if all option years are exercised.

•
Social Security Administration: The Company was awarded a task order by the Social Security Administration ("SSA") to support its Office of Software Engineering program, which has a mission to improve the ability to deliver better software faster and more economically. Under the task order, which was issued under its recently awarded Information Technology Support Services Contract ("ITSSC") IDIQ with the SSA, Leidos will support full lifecycle software development activities that also includes the Agency’s IT Modernization efforts that will ultimately improve service to the American public. The task order has a potential value of $468 million, with a period of performance through 2022, if all option years are exercised.

•
Intelligence Community: The Company was awarded contracts valued at approximately $2.0 billion, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of the quarter was $20.3 billion, of which $6.2 billion was funded.

Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2018 guidance as follows:

•	Revenues of $10.1 billion to $10.3 billion versus the prior range of $10.25 billion to $10.65 billion;

•	Adjusted EBITDA margins of 10.2% to 10.4% versus the prior range of 10.1% to 10.4%;

•	Non-GAAP diluted earnings per share of $4.20 to $4.40 versus the prior range of $4.15 to $4.50; and

•	Cash flows provided by operating activities at or above $775 million, up from previous guidance of at or above $675 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, asset impairment charges, integration and restructuring costs, amortization of equity method investments, loss on sale of assets, tax adjustments on assets held for sale and other tax adjustments. See Leidos' non-GAAP financial measures and the related reconciliation to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on October 25, 2018. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13683353.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 31,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $10.17 billion for the fiscal year ended December 29, 2017.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins (including on a non-GAAP basis), operating income, earnings, earnings per share (including on a non-GAAP basis), charges, backlog, bookings, contract values, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of October 25, 2018. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Revenues	$2,575	$2,503	$7,547	$7,654
Cost of revenues	2,174	2,136	6,412	6,559
Selling, general and administrative expenses	195	194	547	561
Integration and restructuring costs	7	27	32	81
Asset impairment charges	—	—	7	—
Equity earnings of non-consolidated subsidiaries	(4)	(5)	(12)	(5)
Operating income	203	151	561	458
Non-operating expense:
Interest expense, net	(35)	(35)	(104)	(105)
Other income, net	2	—	3	6
Income before income taxes	170	116	460	359
Income tax expense	(23)	(37)	(66)	(108)
Net income	147	79	394	251
Less: net (loss) income attributable to non-controlling interest	—	(3)	1	(1)
Net income attributable to Leidos common stockholders	$147	$82	$393	$252
Earnings per share:
Basic	$0.97	$0.54	$2.59	$1.67
Diluted	0.96	0.53	2.55	1.65
Weighted average number of common shares outstanding:
Basic	151	152	152	151
Diluted	153	154	154	153

Cash dividends declared per share	$0.32	$0.32	$0.96	$0.96

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 28, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$515	$390
Receivables, net	1,812	1,831
Inventory, prepaid expenses and other current assets	456	453
Assets held for sale	98	—
Total current assets	2,881	2,674
Property, plant and equipment, net	230	232
Intangible assets, net	702	856
Goodwill	4,881	4,974
Other assets	214	254
	$8,908	$8,990
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,590	$1,639
Accrued payroll and employee benefits	410	487
Dividends payable	11	17
Income taxes payable	2	4
Long-term debt, current portion	56	55
Liabilities held for sale	24	—
Total current liabilities	2,093	2,202
Long-term debt, net of current portion	2,985	3,056
Deferred tax liabilities	232	220
Other long-term liabilities	141	129
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 150 million and 151 million shares issued and outstanding at September 28, 2018 and December 29, 2017, respectively	—	—
Additional paid-in capital	3,210	3,344
Accumulated earnings (deficit)	231	(7)
Accumulated other comprehensive income	13	33
Total Leidos stockholders’ equity	3,454	3,370
Non-controlling interest	3	13
Total equity	3,457	3,383
	$8,908	$8,990

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Cash flows from operations:
Net income	$147	$79	$394	$251
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	64	92	193	254
Stock-based compensation	10	12	33	32
Asset impairment charges	—	—	7	—
Bad debt expense and other	7	6	17	34
Change in assets and liabilities, net of effects of acquisitions:
Receivables	(34)	24	2	(155)
Inventory, prepaid expenses and other current assets	9	(86)	(24)	(46)
Accounts payable and accrued liabilities	128	128	61	5
Accrued payroll and employee benefits	(36)	(37)	(71)	(44)
Deferred income taxes and income taxes receivable/payable	13	(6)	3	(50)
Other long-term assets/liabilities	63	55	49	81
Net cash provided by operating activities	371	267	664	362
Cash flows from investing activities:
Payments for property, plant and equipment	(25)	(19)	(53)	(42)
Acquisitions of businesses	—	—	(81)	—
Collections on promissory note	40	—	40	2
Proceeds from sale of assets	—	—	—	7
Net cash provided by (used in) investing activities	15	(19)	(94)	(33)
Cash flows from financing activities:
Payments of long-term debt	(15)	(125)	(59)	(194)
Proceeds from issuances of stock	5	3	13	10
Repurchases of stock and other	(66)	(1)	(182)	(26)
Dividend payments	(48)	(48)	(151)	(150)
Payment of tax indemnification liability	—	—	(23)	—
Payments for non-controlling interest acquired	(5)	—	(8)	—
Payments for debt issuance and modification costs	(5)	(3)	(6)	(4)
Other	—	—	(1)	—
Net cash used in financing activities	(134)	(174)	(417)	(364)
Net increase (decrease) in cash, cash equivalents and restricted cash	252	74	153	(35)
Cash, cash equivalents and restricted cash at beginning of period	323	287	422	396
Cash, cash equivalents and restricted cash at end of period	$575	$361	$575	$361

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

The segment information for the periods presented was as follows:

	Three Months Ended				Nine Months Ended
	September 28, 2018	September 29, 2017	Dollar change	Percent change	September 28, 2018	September 29, 2017	Dollar change	Percent change
Revenues:
Defense Solutions	$1,249	$1,201	$48	4.0%	$3,683	$3,738	$(55)	(1.5)%
Civil	882	838	44	5.3%	2,544	2,555	(11)	(0.4)%
Health	444	464	(20)	(4.3)%	1,320	1,361	(41)	(3.0)%
Total	$2,575	$2,503	$72	2.9%	$7,547	$7,654	$(107)	(1.4)%

Operating income (loss):
Defense Solutions	$88	$80	$8	10.0%	$266	$222	$44	19.8%
Civil	93	50	43	86.0%	228	170	58	34.1%
Health	52	63	(11)	(17.5)%	162	184	(22)	(12.0)%
Corporate	(30)	(42)	12	NM	(95)	(118)	23	NM
Total	$203	$151	$52	34.4%	$561	$458	$103	22.5%

Operating income margin:
Defense Solutions	7.0%	6.7%			7.2%	5.9%
Civil	10.5%	6.0%			9.0%	6.7%
Health	11.7%	13.6%			12.3%	13.5%
Total	7.9%	6.0%			7.4%	6.0%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	September 28, 2018	December 29, 2017
Defense Solutions:
Funded backlog	$2,808	$2,384
Negotiated unfunded backlog	6,974	5,285
Total Defense Solutions backlog	$9,782	$7,669
Civil:
Funded backlog	$2,243	$2,064
Negotiated unfunded backlog	5,144	5,321
Total Civil backlog	$7,387	$7,385
Health:
Funded backlog	$1,104	$595
Negotiated unfunded backlog	2,047	1,827
Total Health backlog	$3,151	$2,422
Total:
Funded backlog	$6,155	$5,043
Negotiated unfunded backlog	14,165	12,433
Total backlog	$20,320	$17,476
Total backlog at September 28, 2018, included an adverse impact of $94 million when compared to total backlog at December 29, 2017, due to exchange rate movements in the British pound and Australian dollar when compared to the U.S. dollar.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; and (ii) the following discrete items and the related tax impacts:

•	Integration and restructuring costs – Represents integration, lease termination and severance costs related to the Company's acquisitions.

•	Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.

•	Amortization of equity method investments – Represents the amortization of the fair value of the acquired equity method investments.

•	Loss on sale of assets – Represents the loss on certain sales of real estate.

•	Asset impairment charges – Represents impairments of long-lived tangible assets.

•	Tax adjustments on assets held for sale – Represents tax benefits related to the Company's commercial cybersecurity business held for sale.

•	Other tax adjustments – Primarily represents the tax impact of the prior year promissory note impairment and revised cumulative impact of the federal government enacted Tax Cuts and Jobs Act.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Tax adjustments on assets held for sale	Other tax adjustments	Non-GAAP results
Operating income	$203	$7	$50	$2	$—	$—	$262
Non-operating expense, net	(33)	—	—	—	—	—	(33)
Income before income taxes	170	7	50	2	—	—	229
Income tax expense(1)	(23)	(2)	(13)	(1)	1	(17)	(55)
Net income	147	5	37	1	1	(17)	174
Less: net income attributable to non-controlling interest	—	—	—	—	—	—	—
Net income attributable to Leidos common stockholders	$147	$5	$37	$1	$1	$(17)	$174

Diluted EPS attributable to Leidos common stockholders	$0.96	$0.03	$0.24	$0.01	$0.01	$(0.11)	$1.14
Diluted shares	153	153	153	153	153	153	153

	Three Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$170	$7	$50	$2	$229
Depreciation expense	14	—	—	—	14
Amortization expense	52	—	(50)	(2)	—
Interest expense, net	35	—	—	—	35
EBITDA	$271	$7	$—	$—	$278
EBITDA margin	10.5%				10.8%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended September 29, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP results
Operating income	$151	$27	$76	$2	$256
Non-operating expense, net	(35)	—	—	—	(35)
Income before income taxes	116	27	76	2	221
Income tax expense(1)	(37)	(10)	(30)	(1)	(78)
Net income	79	17	46	1	143
Less: net loss attributable to non-controlling interest	(3)	—	—	—	(3)
Net income attributable to Leidos common stockholders	$82	$17	$46	$1	$146

Diluted EPS attributable to Leidos common stockholders	$0.53	$0.11	$0.30	$0.01	$0.95
Diluted shares	154	154	154	154	154

	Three Months Ended September 29, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP results
Income before income taxes	$116	$27	$76	$2	$221
Depreciation expense	16	—	—	—	16
Amortization expense	78	—	(76)	(2)	—
Interest expense, net	35	—	—	—	35
EBITDA	$245	$27	$—	$—	$272
EBITDA margin	9.8%				10.9%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Tax adjustments on assets held for sale	Other tax adjustments	Non-GAAP results
Operating income	$561	$32	$151	$7	$7	$—	$—	$758
Non-operating expense, net	(101)	—	—	—	—	—	—	(101)
Income before income taxes	460	32	151	7	7	—	—	657
Income tax expense(1)	(66)	(8)	(39)	(2)	(2)	(17)	(17)	(151)
Net income	394	24	112	5	5	(17)	(17)	506
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$393	$24	$112	$5	$5	$(17)	$(17)	$505

Diluted EPS attributable to Leidos common stockholders	$2.55	$0.16	$0.73	$0.03	$0.03	$(0.11)	$(0.11)	$3.28
Diluted shares	154	154	154	154	154	154	154	154

	Nine Months Ended September 28, 2018
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Income before income taxes	$460	$32	$151	$7	$7	$657
Depreciation expense	42	—	—	—	—	42
Amortization expense	158	—	(151)	(7)	—	—
Interest expense, net	104	—	—	—	—	104
EBITDA	$764	$32	$—	$—	$7	$803
EBITDA margin	10.1%					10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 29, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Operating income	$458	$81	$212	$11	$—	$762
Non-operating expense, net	(99)	—	—	—	1	(98)
Income before income taxes	359	81	212	11	1	664
Income tax expense(1)	(108)	(32)	(82)	(4)	—	(226)
Net income	251	49	130	7	1	438
Less: net loss attributable to non-controlling interest	(1)	—	—	—	—	(1)
Net income attributable to Leidos common stockholders	$252	$49	$130	$7	$1	$439

Diluted EPS attributable to Leidos common stockholders	$1.65	$0.32	$0.85	$0.04	$0.01	$2.87
Diluted shares	153	153	153	153	153	153

	Nine Months Ended September 29, 2017
	As reported	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Loss on sale of assets	Non-GAAP results
Income before income taxes	$359	$81	$212	$11	$1	$664
Depreciation expense	42	—	—	—	—	42
Amortization expense	223	—	(212)	(11)	—	—
Interest expense, net	105	—	—	—	—	105
EBITDA	$729	$81	$—	$—	$1	$811
EBITDA margin	9.5%					10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended September 28, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$88	$—	$17	$—	$105	8.4%
Civil	93	—	22	2	117	13.3%
Health	52	—	11	—	63	14.2%
Corporate	(30)	7	—	—	(23)	NM
Total	$203	$7	$50	$2	$262	10.2%

	Three Months Ended September 29, 2017
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$80	$—	$21	$—	$101	8.4%
Civil	50	—	42	2	94	11.2%
Health	63	—	13	—	76	16.4%
Corporate	(42)	27	—	—	(15)	NM
Total	$151	$27	$76	$2	$256	10.2%

	Nine Months Ended September 28, 2018
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$266	$—	$51	$—	$—	$317	8.6%
Civil	228	—	66	7	—	301	11.8%
Health	162	—	34	—	—	196	14.8%
Corporate	(95)	32	—	—	7	(56)	NM
Total	$561	$32	$151	$7	$7	$758	10.0%

	Nine Months Ended September 29, 2017
	Operating income (loss)	Integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$222	$—	$82	$2	$306	8.2%
Civil	170	—	98	9	277	10.8%
Health	184	—	32	—	216	15.9%
Corporate	(118)	81	—	—	(37)	NM
Total	$458	$81	$212	$11	$762	10.0%
NM - Not Meaningful